Exhibit 99.1

MYR Group Inc. Announces Appointment of New Board Member

Rolling Meadows, Ill., May 24, 2010 — MYR Group Inc. (“MYR”) (NASDAQ: MYRG), a leading specialty contractor serving the electrical infrastructure market in the United States, announced today the appointment of Maurice E. Moore as the ninth member of the Company’s board of directors. The board determined that Mr. Moore is an independent director and he will serve as a member of the Company’s audit, and nominating and corporate governance committees.

“We are excited to have Maurice as a new member of our board of directors. His knowledge and expertise of the financial industry, and experience working with electric utilities, cooperatives, and companies engaged in renewable energy will be a great benefit to MYR. We welcome Maurice and are pleased that he has agreed to become a member of our board,” said Bill Koertner, MYR’s chairman of the board, president and CEO.

Since 2009, Mr. Moore has been managing director and sole proprietor of Primus Financial Group, LLC, a company that provides leasing and project finance advisory services to companies engaged in the renewable energy business. With more than 24 years of professional finance experience, Mr. Moore has an extensive background in originating, negotiating, syndicating and financing large capital projects in various segments, including the electric utility industry. Prior to his position at Primus Financial Group, Mr. Moore served in senior leadership roles with Chase Equipment Leasing, Inc. from 2006 to 2009 and JP Morgan Capital Corporation, and its predecessor companies, from 1986 to 2005.

Mr. Moore previously served on the boards of directors for West Suburban Medical Center and Community Chest of Oak Park & River Forest, Ill., and was formerly Finance Advisory Committee Chairman for Oak Park & River Forest High School in Ill. He earned a Bachelor’s of Science degree in Civil Engineering from Brown University and a Master’s of Business Administration from Harvard Graduate School of Business.

About MYR Group Inc.

MYR is a holding company of specialty construction service providers. Through subsidiaries dating back to 1891, MYR is one of the largest national contractors servicing the transmission and distribution sector of the United States electric utility industry. Transmission and distribution customers include electric utilities, cooperatives and municipalities. MYR also provides commercial and industrial electrical contracting services to facility owners and general contractors in the Western United States. Its comprehensive services include turnkey construction and maintenance services for the nation’s electrical infrastructure.

MYR Group Inc. Contact:

Marco A. Martinez, Chief Financial Officer, 847-290-1891, investorinfo@myrgroup.com

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Investor Contact:

Philip Kranz, Dresner Corporate Services, 312-780-7240, pkranz@dresnerco.com

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